Exhibit 3
SECURITY AND PLEDGE AGREEMENT
     This Security and Pledge Agreement (“Pledge Agreement” or “Agreement”) is dated as of August 11, 2006 by and between 540 INVESTMENT COMPANY LIMITED PARTNERSHIP, a Delaware limited partnership (“Secured Party”), and JEFFREY M. WEISS (“Debtor”).
R E C I T A L S:
     A. Debtor is the legal and beneficial owner of one thousand nine hundred fifty (1,950) Class II Membership Interests and five hundred (500) Class III Membership Interests in Irving I. Stone Limited Liability Company, an Ohio limited liability company (“IISLLC”), which Class II Membership Interests and Class III Membership Interests collectively constitute a twenty-four and one-half percent (24.5%) equity interest in IISLLC and are hereinafter referred to collectively as the “Assigned Membership Interests”.
     B. Debtor is indebted to Secured Party in the original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000), which indebtedness is evidenced by a promissory note dated as of the date hereof from Debtor, as maker, in favor of Secured Party, as payee (the “Note”).
     C. Debtor is also indebted to JUDITH STONE WEISS, in her capacity as sole Trustee of the Irving I. Stone Trust originally dated April 21, 1947, as amended (“Senior Secured Party”) in the amount of Three Million Three Hundred Eight Thousand Nine Hundred Fifty Dollars ($3,308,950), which indebtedness is evidenced by a promissory noted dated as of the date hereof from Debtor, as maker, in favor of Senior Secured Party, as payee (the “Senior Note”), which Senior Note is secured by a first security interest in and pledge of the Assigned Membership Interests in accordance with the terms and provisions set forth in that certain Security and Pledge Agreement dated as of the date hereof from Debtor in favor of Senior Secured Party (the “Senior Pledge Agreement”).
     D. To secure Debtor’s obligations under the Note, Debtor has agreed to grant to Secured Party a second security interest in and pledge of the Assigned Membership Interests upon the terms and provisions set forth in this Pledge Agreement.
     E. Debtor and Secured Party have agreed that the Note shall at all times be subject and subordinate to the payment of all obligations evidenced by the Senior Note and Senior Pledge Agreement and that the security interest granted by this Pledge Agreement in the Assigned Membership Interests shall be subject and subordinate to the security interest granted by Debtor to Senior Secured Party in the Senior Pledge Agreement.
     NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Debtor and Secured Party agree to the following:
     1. Grant of Security Interest. To secure the Secured Obligations (as defined in Section 2), Debtor hereby pledges, assigns and grants to Secured Party a security interest in the Assigned Membership Interests, and all proceeds thereof and substitutions therefore (hereafter referred to as the “Pledged Interests”), which security interest shall at all times be subject and subordinate to the security interest in the Pledged Interests (as defined in the Senior Pledge Agreement) granted to the Senior Secured Party pursuant to the Senior Pledge Agreement. .
     2. Secured Obligations. This Pledge Agreement secures the following obligations (the “Secured Obligations”): (a) the payment, performance and observance of all of Debtor’s covenants, agreements, obligations, terms and conditions under the Note, including without limitation, Debtor’s obligation to pay the principal amount and all interest thereon; and (b) all obligations of Debtor under this Pledge Agreement.
     3. Events of Default. The occurrence of any event of default under the Note, the breach of any representation or warranty by Debtor hereunder, or the failure of Debtor to comply with any covenant or agreement hereunder shall constitute an event of default hereunder (each such event hereinafter referred to as an “Event of Default”).
     4. Remedies. Subject to the provisions of Section 18 below, upon the occurrence of an Event of Default, and at any time thereafter, Secured Party may do any one or more of the following:
          (a) Exercise its rights as a secured party under Ohio law, including, without limitation, under the Ohio Uniform Commercial Code.
          (b) Commence and prosecute an action to foreclose Debtor’ equity of redemption in the Pledged Interests or any portion thereof.
          (c) Without notice, apply the cash, if any, then held by it as security to the payment of amounts due to Secured Party.
          (d) Receive all cash and/or other distributions with respect to the Pledged Interests and apply them to payment of amounts due to Secured Party.
          (e) Without waiving any prior or subsequent default, waive any default or, with or without waiving any default, remedy any default.
          (f) Give instructions to IISLLC on account of the Pledged Interests, including, without limitation, to make distributions on the Pledged Interests to the Secured Party.
     5. Powers of Secured Party. Subject to the provisions of Section 18 below, Secured Party shall have the following powers in exercising its rights:
          (a) Any sale of any of the Pledged Interests may be public or private, for cash, upon credit, or for future delivery.
          (b) Secured Party may impose such restrictions on the sale of any Pledged Interests as Secured Party deems desirable to meet the requirements of federal or state securities laws or any exemptions thereto.

          (c) Ten (10) days’ written notice of intention to make any sale that states the time and place of sale shall be conclusively deemed commercially reasonable, but shall not preclude any other commercially reasonable notice of sale.
          (d) Any public sale shall be held at such time or times within the ordinary business hours and at such place or places as Secured Party may fix in the notice of sale.
          (e) The Pledged Interests may be sold in one block or in separate blocks.
          (f) Secured Party shall not be obligated to make any sale pursuant to any notice of sale. Secured Party may, without notice, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale. Any sale adjourned may be made at any time or place to which the same may have been adjourned.
          (g) In any sale on credit or for future delivery, Secured Party may retain the Pledged Interests so sold until the sale price has been paid by the purchaser, but Secured Party shall not be liable for the failure of any purchaser to pay for the Pledged Interests. If any purchaser of the Pledged Interests fails to pay the purchase price in full, the Pledged Interests may again be sold.
          (h) After deducting all costs and expenses of exercising any remedy, including the costs and expenses of any sale and delivery, reasonable attorneys’ fees and other costs and expenses of collection, Secured Party shall apply the residue of any proceeds first to the payment of any costs Secured Party may pay or incur in enforcing its rights hereunder and second to the payment of any sums otherwise due from Debtor to Secured Party pursuant to the Note, this Pledge Agreement or otherwise.
          (i) Secured Party shall not be required to sell the Pledged Interests, except to the extent required by applicable law. Secured Party may purchase the Pledged Interests at any public sale.
     6. Covenants. Debtor covenants and agrees to (a) prevent IISLLC from amending its Operating Agreement, or other governing or organizational documents to provide that the ownership interests of IISLLC (including the Pledged Interests) are to be treated as securities governed by Article 8 of the Uniform Commercial Code (“UCC”); (b) prevent IISLLC from issuing any certificates evidencing any of the Pledged Interests; (c) defend the right, title and security interest of Secured Party in and to the Pledged Interests, and (d) not sell, assign, transfer or otherwise dispose of the Pledged Interests unless such purchaser, assignee or transferee agrees to take the Pledged Interests subject to and be bound by this Pledge Agreement.
     7. Representations. Debtor represents and warrants to the Secured Party that: (a) Debtor is and will be the sole legal and beneficial owner of the Pledged Interests free and clear of any adverse claim, lien or other right, title or interest of any party, other than the security interest granted in favor of Senior Secured Party pursuant to the Senior Pledge Agreement; (b) this Pledge Agreement creates a valid, perfected and second priority security interest in one hundred percent (100%) of the Pledged Interests in favor of the Secured Party securing payment of the Secured Obligations; (c) the Assigned Membership Interests constitutes 24.5% of all the fully diluted issued and outstanding capital ownership interests of IISLLC; (d) the Pledged Interests are not “securities” governed by Article 8 of the UCC; (e) Debtor has the full right and power to pledge the Pledged Interests hereunder; (f) Debtor has received good and valuable consideration for this Pledge Agreement and this Pledge Agreement is the legal, valid and binding obligation of Debtor, enforceable against it in accordance with its terms, (g) the Pledged Interests are not subject to any right of first refusal, option, or other restriction or right that prevents the grant of the security interests hereunder, and (h) Debtor’s exact legal name is “ Jeffrey M. Weiss.”
     8. Appointment as Attorney-in-Fact. Debtor hereby irrevocably constitutes and appoints Secured Party with the full power of substitution, as Debtor’s true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Debtor and in the name of Debtor or in Secured Party’s own name, from time to time in Secured Party’s discretion, for the purpose of carrying out the terms of this Pledge Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purpose of this Pledge Agreement. Debtor hereby ratifies all that Secured Party shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.
     9. Waivers. Debtor agrees that Secured Party assumes no responsibility and shall not be held liable for loss or damage for failure to collect or realize upon or to preserve any rights pertaining to the Pledged Interests. Further, Debtor waives presentment of any kind, notice of dishonor, payment and any other notice or demand of any kind whatsoever with respect to the Note or other Secured Obligations. Debtor waives acceptance of this Pledge Agreement.
     10. Release of Pledged Interests. After all payments due under the Note and under this Pledge Agreement have been made and all covenants, agreements, obligations, terms and conditions under the Note and under this Pledge Agreement have been performed, satisfied or waived, Secured Party shall deliver to Debtor such instruments as may be necessary to cancel this Pledge Agreement and revest the Pledged Interests in Debtor free and clear of the lien hereof.
     11. Notices. All notices or other communications required or permitted by this Pledge Agreement shall be in writing and delivered by certified mail or overnight courier, postage or delivery cost prepaid, or sent by electronic or facsimile transmission (with confirmation of transmittal), or delivered by hand to the address listed below.
     12. Expenses. Debtor defends and holds Secured Party harmless from and against expenses arising in connection with the enforcement of this Pledge Agreement, including but not limited to, reasonable attorneys’ and professional fees and disbursements.
     13. Applicable Law. This Pledge Agreement is being delivered and is to be construed and enforced under the laws of the State of Ohio, and all rights and remedies of Secured Party as a secured party under Ohio law (including under the Uniform Commercial Code of the State of Ohio) shall be cumulative to all other rights and remedies of Secured Party.

     14. Successors and Assigns. This Pledge Agreement shall be binding and inure to the benefit of Secured Party and Debtor and their respective heirs, personal representatives, successors and assigns.
     15. Security. Subject to the provisions of Section 18 below, this Pledge Agreement shall not prejudice the rights of Secured Party to enforce collection of amounts due under the Note or performance or observance of any covenants, agreements, obligations, terms or conditions under the Note by suit or in any lawful manner. The enumeration of certain rights and remedies in this Pledge Agreement shall not be construed as a waiver of, nor an impairment in any way of, other rights and remedies of Secured Party. No waiver or consent granted by Secured Party in respect of this Pledge Agreement shall be binding upon Secured Party unless specifically granted in writing, which writing shall be strictly construed. No course of dealing in respect of, nor omission or delay in the exercise of, any right, power or privilege by Secured Party shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any further or other exercise thereof, as each right, power and privilege may be exercised by Secured Party either independently or concurrently with other rights, powers and privileges and as often and in such order as Secured Party may deem expedient.
     16. Further Assurances. Debtor agrees to take all further action that may be reasonably requested by Secured Party to perfect and protect the security interest granted hereby and to enable Secured Party to exercise its remedies hereunder, including, without limitation, causing IISLLC to comply with Secured Party’s instructions upon the occurrence of an Event of Default. Debtor authorizes Secured Party to file such financing statements as Secured Party deems necessary to perfect its security interest in the Pledged Interests.
     17. Severability. The parties intend this Pledge Agreement to comply with all laws, and this Pledge Agreement shall be construed to be consistent with all laws to the extent possible. If any provision of this Pledge Agreement or the application of any provision to any party or circumstance cannot be so construed, and is adjudged invalid or unenforceable, the application of the provision to other parties or circumstances and the application of the remainder of this Pledge Agreement shall not be affected. Each provision of this Pledge Agreement shall be valid and enforceable to the fullest extent permitted by law. This Agreement shall be governed by the laws of the State of Ohio.
     18. Subordination. Secured Party covenants and agrees, and each holder of the Note and each assignee of this Pledge Agreement, by its acceptance of such Note and Pledge Agreement, covenants and agrees, that notwithstanding anything to the contrary contained in the Note or this Pledge Agreement, the payment of any and all of the indebtedness evidenced by the Note and/or Secured by this Pledge Agreement shall be subordinate and subject in right and time of payment, to the extent and in the manner herein set forth, to the final payment of the Senior Note and any and all amounts due under the Senior Pledge Agreement.
Notwithstanding anything contained in this Pledge Agreement to the contrary, unless the written consent of Senior Secured Party is first obtained, Debtor hereby agrees that it shall not make, and Secured Party agrees that it will not accept, any payment or distribution with respect to any indebtedness evidenced by the Note or the Pledge Agreement, until the indebtedness evidenced by the Senior Note and Senior Pledge Agreement is paid in full. Moreover, until the indebtedness evidenced by the Senior Note and/or the Senior Pledge Agreement is paid in full, Secured Party shall not, without the prior written consent of Senior Secured Party, exercise any of the remedies provided herein.
     19. Counterparts. This Pledge Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall be but one and the same document.
     20. Non-Recourse. Notwithstanding anything contained in this Pledge Agreement to the contrary, this Pledge Agreement is non-recourse, and Debtor shall have no personal liability for any of the obligations contained in this Pledge Agreement. Rather, in the Event of Default, and subject to the provisions of Section 18 above, Secured Party’s only recourse shall be to proceed against, foreclose upon or otherwise take action with respect to the Pledged Interests as provided in this Pledge Agreement.
     IN WITNESS WHEREOF, Debtor and Secured Party have executed and delivered this Security and Pledge Agreement as of the date first above written.

Address:	Debtor:

One American Road
Cleveland, Ohio 44144	/s/ Jeffrey M. Weiss

Jeffrey M. Weiss

Secured Party:

Address:	540 INVESTMENT COMPANY LIMITED
PARTNERSHIP

One American Road
Cleveland, Ohio 44144	By:	540 General Corp., General Partner

	By:	/s/ Morry Weiss
Morry Weiss, President